SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

Investors Title Company
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2)	Aggregate number of securities to which transaction applies: ———————————————————————————————————————
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

———————————————————————————————————————
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[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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121 North Columbia Street, Chapel Hill, North Carolina 27514 (919) 968-2200

April 20, 2005

Dear Shareholders:

                You are cordially invited to attend the Annual Meeting of Shareholders of Investors Title Company to be held at the Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 18, 2005 at 11:00 A.M. E.D.T.

                The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2005, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

                The Board of Directors of the Company unanimously recommends that you vote FOR the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2008.

                Shareholders may have a choice of voting by telephone, on the Internet, or by mail using the enclosed proxy card. I urge you to review the Proxy Statement and promptly vote using one of the methods available to you.

Cordially,

J. Allen Fine
Chief Executive Officer

121 North Columbia Street, Chapel Hill, North Carolina 27514 (919) 968-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2005

The Annual Meeting of the Shareholders of Investors Title Company will be held at the Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on Wednesday, May 18, 2005 at 11:00 A.M. E.D.T., for the following purposes:

                (1) To elect three directors for three-year terms or until their successors are elected and qualified; and

                (2) To consider any other business that may properly come before the meeting.

                Shareholders of record of Common Stock of the Company at the close of business on April 4, 2005 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors:

W. Morris Fine
Secretary

IMPORTANT - Your proxy card is enclosed. You can vote your shares by completing and returning your proxy card in the enclosed postage-paid envelope. Shareholders may have the choice of voting by telephone or on the Internet. If the telephone or Internet options are available to you, voting instructions have been included with your proxy materials. Whether or not you expect to be present at the meeting, please review the Proxy Statement and promptly vote in order to assist the Company in keeping down the expenses of the meeting. You can revoke your proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 18, 2005

            This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company of proxies to be voted at the Annual Shareholders’ Meeting to be held at the Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on May 18, 2005 at 11:00 A.M. E.D.T., and at all adjournments thereof. Shareholders of record at the close of business on April 4, 2005 are entitled to notice of and to vote at the meeting and any adjournments thereof.

            Proxy Solicitation by the Board of Directors. The solicitation of proxies is made on behalf of the Company’s Board of Directors and will be made either by mail or, as described below, by electronic delivery. The cost of solicitation of proxies will be borne by the Company. Copies of proxy materials and the Annual Report for 2004 will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.

            Revocability of Proxy. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Shareholders with shares registered directly in their names may do this by sending written notice of revocation to the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687 and submitting a subsequent proxy or voting in person at the meeting. Attendance at the meeting will not by itself revoke a proxy. A shareholder wishing to change his or her vote who holds shares through a bank, brokerage firm or other nominee must contact the record holder.

            Voting Securities. On March 11, 2005, the Company had a total of 2,855,744 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,566,733 shares are entitled to one vote per share and 289,011 shares are held by a subsidiary of the Company and, pursuant to North Carolina law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

            Annual Report to Shareholders. An Annual Report of the Company for the calendar year 2004 including financial statements and auditors’ opinion, along with the Notice of Annual Meeting, Proxy Statement and proxy card, are being first mailed to the Company’s shareholders on or about April 20, 2005.

            Other Matters To Come Before the Meeting. Management is not aware of any other matters that may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

            Electronic Delivery of Proxy Materials. The Notice of Annual Meeting and Proxy Statement and the Company’s 2004 Annual Report (the “Proxy Materials”) are available online to certain shareholders that have arranged through their broker to receive the Proxy Materials electronically. Shareholders that hold their shares in a brokerage account may have the opportunity to receive future Proxy Materials electronically. Please contact your broker for information regarding the availability of this service.

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            Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10% of the Company’s securities to file reports with the Securities and Exchange Commission with respect to beneficial ownership of Company securities. Based solely upon a review of copies of the filings that the Company received with respect to the fiscal year ended December 31, 2004, or written representations from certain reporting persons, the Company believes that all reporting persons filed all reports required by Section 16(a) in a timely manner.

            General Information. A copy of the Company’s 2004 Annual Report and Form 10-K filed with the Securities and Exchange Commission, excluding exhibits, can be obtained without charge by contacting Investor Relations at investorrelations@invtitle.com or P.O. Box 2687, Chapel Hill, North Carolina 27515-2687.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

            The Company has a Code of Business Conduct and Ethics that is applicable to all of the Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This Code addresses a variety of issues, including conflicts of interest, the protection of confidential information, insider trading, and employment practices. It also requires strict compliance with all laws, rules and regulations governing the conduct of the Company’s business.

            The Code of Business Conduct and Ethics is posted in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Company intends to disclose future amendments to or waivers from the Code of Business Conduct and Ethics on its website within two business days after such amendment or waiver.

Executive Sessions

            Executive sessions that include only the independent members of the Board of Directors are held regularly.

Communication with Directors

            Shareholders can communicate with members of the Company’s Board of Directors in one of two ways. Shareholders may mail correspondence to the attention of the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687. Any correspondence sent via mail should clearly indicate that it is a communication intended for the Board of Directors. Shareholders may also use electronic mail to contact the Board of Directors at boardofdirectors@invtitle.com. The Corporate Secretary regularly monitors this email account. Any communication that is intended for a particular Board member or committee should clearly state the intended recipient.

            The Corporate Secretary will review all communications sent to the Board of Directors via mail and email and will forward all communications concerning Company or Board matters to the Board members within five business days of receipt. If a communication is directed to a particular Board member or committee, it will be passed on only to that member or the members of that committee; otherwise, relevant communications will be forwarded to all Board members.

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Director Qualification Standards

            The Nominating Committee considers a variety of factors before recommending potential new Board members or the continued service of existing Board members. At a minimum, the Nominating Committee believes that a director nominee must demonstrate character and integrity, have an inquiring mind, possess substantial experience at a strategy or policy setting level, demonstrate an ability to work effectively with others, possess either high-level managerial experience in a relatively complex organization or experience dealing with complex problems, have sufficient time to devote to the affairs of the Company and be free from conflicts of interest with the Company and its subsidiaries.

Other factors the Nominating Committee considers when evaluating a director nominee are:

1.	Whether the nominee assists in achieving a diverse mix of Board members;

2.	The extent of the nominee’s business experience, technical expertise, and specialized skills or experience;

3.	Whether the nominee, by virtue of particular experience relevant to the Company’s current or future business, will add specific value as a Board member; and

4.	Any factors related to the ability and willingness of a new nominee to serve, or an existing nominee to continue his or her service to, the Company.

            The Nominating Committee believes that a majority of the directors should be independent as defined by applicable NASDAQ listing standards and, as a result, it also considers whether a director nominee is independent under the Company’s Board of Director Independence Standards. The Committee also requires that all members of the Audit Committee be “financially literate” pursuant to applicable NASDAQ listing standards and that at least one member of the Audit Committee be an “audit committee financial expert” as defined by Securities and Exchange Commission rules and regulations. Therefore, the Nominating Committee considers whether a director nominee meets these criteria when evaluating his or her qualifications.

            It is the policy of the Nominating Committee to consider all director candidates recommended by shareholders, provided that such recommendations are made in accordance with the procedures outlined in the section entitled “The Nominating Committee.” The Nominating Committee evaluates such candidates in accordance with the same criteria it uses to evaluate all other director candidates.

Independent Directors

            The Board of Directors has determined that, under the Company’s Board of Director Independence Standards, Mr. Francis, Mr. Harrell, Mr. Kennedy, Mr. King, Mr. Morton and Mr. Parker are independent directors. The Board of Director Independence Standards can be found on the Investor Relations section of the Company’s website at www.invtitle.com under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

            In 2004, James R. Morton, Loren B. Harrell, Jr. and A. Scott Parker III served as the members of the Compensation Committee. None of these directors are officers, former officers, or employees of the Company or any of its subsidiaries.

Board of Directors and Committees

            During the year ended December 31, 2004, the Board of Directors held four meetings. All incumbent directors and nominees, with the exception of William J. Kennedy III, attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served. The Company expects each of its directors to attend the Annual Meeting of Shareholders unless an emergency prevents them from attending. All of the Board members were present at the 2004 Annual Meeting.

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            The Company’s Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Committee.

            The Audit Committee: In 2004, the Audit Committee was composed of David L. Francis, William J. Kennedy III and H. Joe King, Jr, all independent directors. Loren B. Harrell, Jr., also an independent director, was a member of the Audit Committee from January 1, 2004 to May 19, 2004. The Audit Committee met eleven times in 2004.

            The Audit Committee is directly responsible for hiring, dismissing, compensating and overseeing the Company’s independent auditor and reviewing the scope of the annual audit proposed by the independent auditor. In addition, the Committee reviews internal audit procedures on various aspects of corporate operations, reviews and approves all related party transactions and periodically consults with the independent auditor on matters relating to internal financial controls and procedures. Finally, the Committee is responsible for establishing and administering complaint procedures related to accounting and auditing matters.

            The Board of Directors adopted a written charter for the Audit Committee that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

            The Board of Directors has determined that all of the current Audit Committee members—Mr. Francis, Mr. Kennedy and Mr. King—are audit committee financial experts and satisfy the definition of “financially literate” under NASDAQ Rule 4350(d).

            The Board of Directors also has determined that each current member of the Company’s Audit Committee is independent as such term is defined by applicable federal securities laws and by NASDAQ’s independent director and audit committee listing standards.

            The Compensation Committee: In 2004, the Compensation Committee was composed of James R. Morton, Loren B. Harrell, Jr. and A. Scott Parker III, all independent directors. The Compensation Committee met three times in 2004. This Committee, which also serves as the Option Committee reviewing, approving and administering the Company’s stock option plans, determines, or recommends to the independent directors for determination, salaries, bonuses and other compensation of all executive officers of the Company.

            The Compensation Committee has a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

            The Board of Directors has determined that in 2004 each member of the Company’s Compensation Committee was independent as such term is defined by applicable NASDAQ’s independent director and audit committee listing standards.

            The Nominating Committee: In 2004, the Nominating Committee was composed of Loren B. Harrell, Jr., H. Joe King, Jr. and James R. Morton, all independent directors. The Nominating Committee met once in 2004.

            The Nominating Committee has a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

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            The Board of Directors has determined that in 2004 each member of the Company’s Nominating Committee was independent as such term is defined by applicable NASDAQ’s independent director and audit committee listing standards.

            A slate of nominees for director to present to the shareholders is recommended by the Nominating Committee and determined by at least a majority vote of those directors whose terms do not expire during the year in which the election of directors will occur. The Committee considers nominees recommended by the shareholders and such nominees will be evaluated in the same manner as other nominees.

            Any shareholder that wishes to nominate a director should send his or her recommendation to the attention of the Corporate Secretary, Investors Title Company, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, no later than March 4, 2006. The nominee’s name, age, business address, residential address, principal occupation, qualifications and the number of shares of common stock beneficially owned by the nominee must be provided with the nomination. The nominating shareholder must also provide a signed consent of the nominee to serve, if elected, as a director of the Company, and shall include all other information that would be required under the rules of the Securities and Exchange Commission in the Proxy Statement soliciting proxies for election of the nominee for director.

Compensation of Directors

            Directors who are not employees of the Company receive an annual retainer for Board services of $3,000 and an attendance fee of $1,500 for each meeting of the Board of Directors attended, in addition to actual travel expenses related to the meetings. Directors receive a $500 fee for participating in a committee meeting provided that the committee meeting is held on a day other than the regularly scheduled board meeting date. The Audit Committee Chairperson receives an additional annual retainer of $500 upon election to that position. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.

            Each non-employee director of the Company was granted a Nonqualified Stock Option, exercisable for 500 shares at $27.21 per share, on May 19, 2004. These options were immediately exercisable and will expire on May 19, 2014.

Stock Ownership of Executive Officers and Certain Beneficial Owners

            The following table indicates the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s Common Stock as of March 11, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Markel Corporation	236,250	(1)	9.20%
4521 Highwoods Parkway, Glen Allen, Virginia 23060
J. Allen Fine	192,075	(2)	7.48%
121 N. Columbia Street, Chapel Hill, North Carolina 27514
W. Morris Fine	174,501	(3)	6.80%
121 N. Columbia Street, Chapel Hill, North Carolina 27514
James A. Fine, Jr.	174,048	(4)	6.78%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

(1)	The information included in the above table is based solely on Schedule 13G filed with the SEC on February 10, 2004. This amount includes 22,950 shares over which Markel Corporation has shared dispositive power.
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(2)	This includes 3,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005. Additionally, this includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(3)	This total includes shares beneficially owned as follows: 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares; and 4,052 shares held by family members.

(4)	This total includes shares beneficially owned as follows: 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares; and 1,961 shares held by family members.

            The table below sets forth the shares of the Company’s Common Stock beneficially owned by each director, nominee for director, the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
J. Allen Fine	192,075	(1)	7.48%
W. Morris Fine	174,501	(2)	6.80%
James A. Fine, Jr.	174,048	(3)	6.78%
A. Scott Parker III	80,371	(4)	3.13%
David L. Francis	49,166	(5)	1.91%
James R. Morton	21,665	(6)	*
H. Joe King, Jr.	21,776	(7)	*
William J. Kennedy III	6,000	(6)	*
Loren B. Harrell, Jr.	4,000	(6)	*
R. Horace Johnson	100		*
All Directors, Nominee for Director
and Executive Officers as a Group
(10 persons)	723,702	(8)	27.91%

*Represents less than 1%

(1)	This includes 3,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005. Additionally, this includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(2)	This total includes shares beneficially owned as follows: 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares; and 4,052 shares held by family members.

(3)	This total includes shares beneficially owned as follows: 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares; and 1,961 shares held by family members.
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(4)	This total includes 3,500 shares of Common Stock that Mr. Parker has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005. Additionally, this total includes shares beneficially owned as follows: 3,266 shares held by his wife.

(5)	This total includes 4,000 shares of Common Stock that Mr. Francis has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005. This total also includes shares beneficially owned as follows: 1,000 shares held by his wife.

(6)	This total includes 4,000 shares of Common Stock available for purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005.

(7)	This total includes 4,000 shares of Common Stock that Mr. King has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005. This total also includes shares beneficially owned as follows: 700 shares held by his wife.

(8)	This total includes 26,500 shares of Common Stock that all officers and directors, as a group, have the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 11, 2005.

PROPOSALS REQUIRING YOUR VOTE

Election of Directors

            The Company’s Board of Directors is composed of 9 members divided into three classes with staggered terms of three years for each class. Based on the recommendations of the Nominating Committee, the Board of Directors has nominated W. Morris Fine and Loren B. Harrell, Jr. for re-election to serve for a three-year period or until their respective successors have been elected and qualified. On February 16, 2005, William J. Kennedy III, an independent director of the Company, member of the 2005 class, and Chair of the Audit Committee, notified the Company that he did not plan to stand for re-election to the Company’s Board of Directors after 18 years of service as an independent director. In place of Mr. Kennedy, R. Horace Johnson is nominated for election to serve for a three-year period or until his successor has been elected and qualified.

            The nominees will be elected if they receive a plurality of the votes cast for their election. Votes that are withheld, broker nonvotes and abstentions will not affect the election results if a quorum is present. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, shares represented by proxies may be voted for other persons in their place in accordance with the best judgment of the persons named in the Proxy.

            The Board unanimously recommends that you vote “FOR” the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2008.

Information Regarding Nominees for Election as Directors

Name	Age	Served as Director Since	Term to Expire

W. Morris Fine	38	1999	2008
Loren B. Harrell, Jr.	56	1996	2008
R. Horace Johnson	60	—	2008

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W. Morris Fine  is Executive Vice President and Secretary of the Company, President and Chief Operating Officer of Investors Title Insurance Company and Northeast Investors Title Insurance Company, President and Chairman of the Board of Investors Title Management Services, Inc., Vice President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Financial Officer and Treasurer of Investors Trust Company and Investors Capital Management Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company.

Loren B. Harrell, Jr.  organized SoftPro Corporation in 1984 and served as President and CEO from 1984 until his retirement in 2003. SoftPro Corporation is now a wholly owned subsidiary of Fidelity National Financial, Inc. SoftPro specializes in the research and development of software utilized by law firms, title companies, title insurance agents and lending institutions in the title insurance industry.

R. Horace Johnson retired in 2004 as managing partner of the Raleigh, North Carolina office of Ernst and Young, a public accounting firm, where he had been employed since 1967. During this period, Mr. Johnson served in many firm leadership roles including serving as the managing partner for the North Carolina practice for three years and on the operating committee of the Carolinas practice for five years. He also maintained an active client service role during the 25 years he served as partner. Mr. Johnson serves on the Board of Directors of Wilmington Pharmaceuticals, LLC, a pharmaceutical development company, and he also serves on the Board of the following non-profit corporations: North Carolina Citizens for Business and Industry, NC Museum of History Associates, Wake Education Partnership, Council for Entrepreneurial Development, Carolina Country Club.

Mr. Johnson was recommended for election to the Board of Directors of the Company by an executive officer, other than the Chief Executive Officer, of the Company.

Information Regarding Directors Continuing in Office

Name	Age	Served as Director Since	Term to Expire

James A. Fine, Jr.	43	1997	2006
H. Joe King, Jr.	72	1983	2006
James R. Morton	67	1985	2006
J. Allen Fine	70	1973	2007
David L. Francis	72	1982	2007
A. Scott Parker III	61	1998	2007

James A. Fine, Jr. is President, Chief Financial Officer and Treasurer of Investors Title Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of Northeast Investors Title Insurance Company, Executive Vice President of Investors Title Management Services, Inc., President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Executive Officer of Investors Trust Company and Investors Capital Management Company. Additionally, Mr. Fine serves as Chairman of the Board of Investors Title Accommodation Corporation. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc.,
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Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company.

H. Joe King, Jr.  retired as President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation, in 1998, where he had been employed since 1962.

James R. Morton  was President of J. R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation.

J. Allen Fine  was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of the Company, Investors Title Insurance Company, and Northeast Investors Title Insurance Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and Northeast Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the father of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company.

David L. Francis  retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm, and Marsh Associates, Inc., a property management company, where he had been employed since 1963. He serves on the Board of Directors of First Landmark, a Charlotte real estate and property management firm, and is General Partner of the Francis Family Limited Partnership.

A. Scott Parker III  founded Today’s Home, Inc. in 1975 and has been President of that company since its incorporation. Today’s Home, Inc. manufactures lamps and wall decor for the lodging, hospitality and healthcare industries. He is also managing member of Parker-Jones-Kemp LLC and Greenham Investments, LLC, developers of furniture showroom properties to the trade.

INDEPENDENT AUDITOR

                On September 24, 2004, the Audit Committee of the Board of Directors appointed Dixon Hughes PLLC as the Company’s independent accountants to audit the consolidated financial statements for 2004 and 2005 and approved the terms of its engagement. Dixon Hughes PLLC replaced Deloitte & Touche LLP. Also, effective September 24, 2004 the Committee dismissed Deloitte & Touche LLP.

                In connection with Deloitte & Touche LLP’s audits during the two years ended December 31, 2002 and 2003, and through the date of the Audit Committee’s action dismissing Deloitte & Touche LLP, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements. During 2002 and 2003, and through

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the date of the Audit Committee’s action dismissing Deloitte & Touche LLP, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

                Deloitte & Touche LLP’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                During the Company’s two most recent fiscal years ended December 31, 2002 and December 31, 2003, and the subsequent interim period through the date of the Company’s appointment of Dixon Hughes PLLC on September 24, 2004, neither the Company nor anyone on its behalf consulted with Dixon Hughes PLLC regarding any of the matters or events set forth in Item 304 (a)(2)(i) and (ii) of Regulation S-K.

            The Audit Committee selected Dixon Hughes PLLC as the Company’s independent auditor for the fiscal year ended December 31, 2005. Dixon Hughes PLLC served as the Company’s independent auditor for the fiscal year ended December 31, 2004 and its representatives are expected to attend the 2005 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they wish to do so.

Audit and Non-Audit Fees

            Aggregate fees for professional services rendered by the Company’s principal accounting firm, Dixon Hughes PLLC, for the year ended December 31, 2004 and by the Company’s prior principal accounting firm for the year ended December 31, 2003, are set forth below.

	2004	2003

Audit Fees (1)	$152,250	$125,850
Audit-Related Fees	0	0
Tax Fees (2)	28,200	35,400
All Other Fees (3)	0	0

Total Fees (4)	$180,450	$161,250

(1) Audit fees consisted of the audit of the Company’s financial statements, reviews of the Company’s quarterly financial statements and services rendered in connection with statutory and regulatory filings.

(2) Tax fees consisted primarily of tax compliance services. For the year ended December 31, 2004, Dixon Hughes PLLC rendered services in connection with tax compliance fees.

(3) The Company generally does not engage the principal accounting firm to perform “other” services.

(4) All of the above services either were approved by the Audit Committee, or the Audit Committee Chair or Vice-Chair under the authority of the Audit Committee, prior to entering into the engagement or the engagement to render such services was pre-approved pursuant to the Company’s Audit and Non-Audit Services Pre-Approval Policy.

Audit and Non-Audit Services Pre-Approval Policy

            The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the Company’s independent auditor.

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            Each year prior to engaging the independent auditor for the following year’s audit, the Audit Committee pre-approves independent auditor services and associated fees within the categories of Audit Services, Audit-Related Services, Tax Services, and Other Services.

            Throughout the year, circumstances may arise that require the engagement of the independent auditor for additional services that were not contemplated by the existing pre-approval categories. In that case, the Audit and Non-Audit Services Pre-Approval Policy requires specific approval of such services before engaging the independent auditor. To ensure the prompt handling of such matters, the Audit Committee has granted pre-approval authority to both its Chair and its Vice-Chair. The Chair or Vice-Chair reports any pre-approval decisions made at the next Audit Committee meeting.

Audit Committee Report

                The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent auditor. In order to effectively carry out its duties, the Audit Committee has established procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

            The Company’s independent auditors provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” that describes all relationships between the Company and its independent auditors that might bear on the auditors’ independence. The Audit Committee discussed with the independent auditors any relationships that may have an impact on the auditors’ objectivity and independence. Finally, the Audit Committee considered whether the independent auditors’ performance of services, other than audit services, is compatible with maintaining the independence of the auditors.

            The Audit Committee discussed and reviewed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2004.

            The Audit Committee discussed with the independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee discussed and reviewed the audited financial statements for 2004 with management and the independent auditors. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

            Based on the reviews and discussion referenced above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William J. Kennedy III, Chairman
David L. Francis
H. Joe King, Jr.

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EXECUTIVE COMPENSATION

Summary Compensation Table

            Shown below is information concerning the annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003, and 2002, of those persons who were, at December 31, 2004 (i) the Chief Executive Officer and (ii) the senior executive officers, other than the CEO, who earned more than $100,000 in salary and bonus during 2004.

	Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)

J. Allen Fine	2004	258,250	250,000	164,702	(1)
Chief Executive	2003	250,834	200,000	17,675
Officer	2002	244,138	125,000	17,275

James A. Fine, Jr.	2004	207,000	250,000	151,425	(2)
President and Chief	2003	200,000	200,000	23,079
Financial Officer	2002	194,167	50,000	32,783

W. Morris Fine	2004	207,000	250,000	152,518	(3)
Executive Vice	2003	200,000	200,000	23,079
President	2002	194,167	50,000	23,372

(1)	Total represents $16,000 Company contribution to Simplified Employee Pension Plan, $720 Company-paid life insurance premiums, $2,238 Company automobile allowance, $125,675 credited by the Company to Mr. Fine’s account under the Non-Qualified Supplemental Retirement Benefit Plan and $20,069 credited by the Company to Mr. Fine’s account under the Non-Qualified Deferred Compensation Plan.

(2)	Total represents $16,000 Company contribution to Simplified Employee Pension Plan, $1,192 Company-paid life insurance premiums, $5,791 Company-paid health insurance premiums, $1,067 Company automobile allowance, $111,375 credited by the Company to Mr. Fine’s account under the Non-Qualified Supplemental Retirement Benefit Plan and $16,000 credited by the Company to Mr. Fine’s account under the Non-Qualified Deferred Compensation Plan.

(3)	Total represents $16,000 Company contribution to Simplified Employee Pension Plan, $1,192 Company-paid life insurance premiums, $5,791 Company-paid health insurance premiums, $2,160 Company automobile allowance, $111,375 credited by the Company to Mr. Fine’s account under the Non-Qualified Supplemental Retirement Benefit Plan and $16,000 credited by the Company to Mr. Fine’s account under the Non-Qualified Deferred Compensation Plan.

Executive Employment Agreements

            Investors Title Insurance Company (“ITIC”), a wholly owned subsidiary of the Company, entered into an employment agreement with J. Allen Fine effective November 2003, as amended June 2004. The initial term of this agreement is five years and, on the first day of each calendar month, the term is extended one additional month so that at all times the term is five years, unless terminated sooner pursuant to the agreement. Under the agreement, Mr. Fine is entitled to a base salary of not less than $259,500 per

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year, subject to increase (as determined by the compensation committee of ITIC’s Board of Directors, subject to the approval of the Compensation Committee of the Company’s Board of Directors) and may also receive discretionary cash bonuses (subject to the approval of the Compensation Committee of the Company’s Board of Directors). In the event of a change in control of ITIC or the Company (as defined in the agreement), Mr. Fine’s base salary in effect at such time will double. Under the agreement, ITIC also agrees to make quarterly contributions on Mr. Fine’s behalf to a Non-Qualified Supplemental Retirement Benefit Plan in an amount equal to 22% of his base salary and bonus for the quarter for a minimum of 20 calendar quarters. In the event Mr. Fine’s employment terminates before ITIC makes such contributions for 20 quarters, the agreement provides that ITIC will make a lump sum payment to Mr. Fine equal to the deficiency. The agreement also contains provisions relating to protection of the confidential information of ITIC and its parent, subsidiaries and affiliates and prohibits Mr. Fine from competing with any such party in the State of North Carolina, or soliciting the employees of any such party, while employed by ITIC and for a period of two years following termination of his employment.

            Pursuant to Mr. Fine’s employment agreement, he receives certain payments and benefits, described generally below, in the event of the termination of his employment. If Mr. Fine’s employment is terminated due to his death, disability or retirement (following his 70th birthday), he is entitled to receive, among other things, his then current base salary for three years, three times his average bonus compensation during the preceding three years, accrued benefits under the Non-Qualified Supplemental Retirement Benefit Plan and Non-Qualified Deferred Compensation Plan, accelerated vesting in full of all his stock options, and continued participation in the Company’s health insurance plans at no expense until his death.

            If ITIC terminates Mr. Fine’s employment other than for “cause” (as defined in the agreement) or if ITIC materially breaches the agreement and Mr. Fine terminates his employment as a result thereof, Mr. Fine is entitled to receive, among other things, his then current base salary for a period of five years, five times his average bonus compensation during the preceding three years, accrued benefits under the Non-Qualified Supplemental Retirement Benefit Plan and Non-Qualified Deferred Compensation Plan, accelerated vesting in full of all his stock options and the continued health insurance coverage as described above.

                If Mr. Fine terminates his employment because of a “change in control” (as defined in the agreement) of the Company or ITIC, he is entitled to receive, among other things, payments equal to 2.99 times his then base salary, 2.99 times his average bonus compensation during the preceding three years, and accrued benefits under the Non-Qualified Supplemental Retirement Benefit Plan and Non-Qualified Deferred Compensation Plan, as well as accelerated vesting in full of all his stock options and the continued health insurance coverage as described above. If any portion of these payments and benefits, or payments and benefits under any other plan, agreement or arrangement, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, such payments and benefits payable under the agreement will be reduced until no portion thereof would fail to be deductible by reason of being “an excess parachute payment.”

                ITIC entered into substantially identical employment agreements with James A. Fine, Jr. and W. Morris Fine also effective November 2003 and amended June 2004; except that the current base salary for each James A. Fine, Jr. and W. Morris Fine as provided in each of their employment agreements is $207,000 per year, and their agreements also provide for continued health insurance coverage, following certain employment terminations, for their spouses and dependent children at no expense until death.

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Non-Qualified Supplemental Retirement Benefit Plan

                The Company’s Compensation Committee adopted a Non-Qualified Supplemental Retirement Benefit Plan of the Company’s wholly owned subsidiary, Investors Title Insurance Company, in November 2003. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax deferred basis for select management or highly compensated employees. Participants in the plan are determined by the Compensation Committee and currently only the named executive officers participate. The rights of the participants are those of general, unsecured creditors.

                Under the Non-Qualified Supplemental Retirement Benefit Plan, beginning in January 2004, ITIC makes quarterly hypothetical contributions to each participant’s account under the plan equal to 22% of the participant’s salary and bonus compensation during the quarter. Once ITIC has contributed this amount for 20 quarters, additional contributions to a participant’s account will be discretionary. If a participant terminates employment before ITIC has made contributions for 20 quarters, then a lump sum hypothetical contribution to the terminated participant’s account equal to the number of quarters less than 20 will be made. The hypothetical rate of return on amounts credited to a participants account will be determined by the Compensation Committee from time to time

                Amounts in a participant’s account (reflecting the hypothetical contributions and any deemed returns) are paid at the participant’s termination of employment or death during employment in a lump sum, equal annual installments payable over five, 10 or 15 years or life annuity payments, as the participant elects.

                The amounts credited to the Non-Qualified Supplemental Retirement Benefit Plan accounts of the named executive officers reflecting the hypothetical contributions for 2004 are included in the “All Other Compensation” figure shown in the Summary Compensation Table above.

Non-Qualified Deferred Compensation Plan

                The Company’s Compensation Committee adopted a Non-Qualified Deferred Compensation Plan of the Company’s wholly owned subsidiary, Investors Title Insurance Company, in June 2004. The plan is an unfunded defined contribution plan designed to permit select management or highly compensated employees to set aside additional retirement benefits on a pre-tax basis. Participants in the plan are determined by the Compensation Committee and currently only the named executive officers participate. The rights of the participants are those of general, unsecured creditors.

                The Deferred Compensation Plan permits, for 2005 and subsequent calendar years, each participant to annually defer any portion of his salary or bonus and have the amount deferred credited to the participant’s account under the plan. The plan also provides that on or before December 31st of each year, beginning in 2004, ITIC will make a hypothetical contribution to a participant’s account under the plan equal to the amount that ITIC would have contributed to the participant’s Simplified Employee Pension Plan if ITIC’s contributions to this plan were not limited under the federal tax laws. Amounts credited to a participant’s account under the plan will be deemed invested as the participant shall from time to time determine in various investment funds approved by ITIC. Amounts in a participant’s account (reflecting compensation deferred, ITIC’s hypothetical contributions and any deemed returns) are paid at the participant’s termination of employment in a lump sum.

                The amounts credited to the Deferred Contribution accounts of the named executive officers for 2004 are included in the “All Other Compensation” figure shown in the Summary Compensation Table above.

Stock Option Grants in 2004

            There were no options granted to the named executive officers during the fiscal year ended December 31, 2004.

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Aggregated Option Exercises in 2004 and Year-End Option Values

            The following table shows stock options exercised by the executive officers named in the Summary Compensation Table during 2004, including the aggregate value of gains on the date of exercise (the “Value Realized”). In addition, this table shows the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2004. Also reported are the values for “in-the-money” options that represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#)	Value of Unexercised In-the-Money Options at Year-End ($)(1)

J. Allen Fine	—	—	37,600 / 7,400	$815,844 / 144,646
James A. Fine, Jr.	—	—	53,000 / 5,000	1,182,440 / 71,380
W. Morris Fine	—	—	53,000 / 5,000	1,182,440 / 71,380

(1) The closing price of the Common Stock on December 31, 2004, the last day of 2004 on which the Company’s Common Stock traded, was $36.99.

COMPENSATION COMMITTEE REPORT

            All members of the Company’s Compensation Committee are independent directors as determined by the Company’s Board of Directors. The Company’s Board of Director Independence Standards can be found in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com.

Overview of Compensation Philosophy

            The Company strives to provide an overall competitive compensation package that allows it to both attract and retain qualified and experienced corporate officers and key employees while motivating its employees to perform to their fullest extent. To ensure this environment, the Company considers factors such as job performance, experience and contribution to the growth of the Company in determining an employee’s annual compensation. Investors Title Company’s compensation package remains competitive with compensation packages offered by other employers of comparable size engaged in similar lines of business. All annual salaries and cash bonuses are paid by a subsidiary of the Company as the Company functions as a holding company and has no payroll.

Evaluation of Executive Performance

            In evaluating the performance and establishing the incentive compensation of the Chief Executive Officer and other executive officers, the Compensation Committee has reviewed and taken into account the efforts of those employees to expand the Company’s agent base, to grow income from non-title sources, and various financial profitability measures including the Company’s profit margin and return on equity.

Total Compensation

            The major elements of compensation for each of the Company’s executive officers, including the Chief Executive Officer, consists of an annual base salary and cash bonus, stock options, and contributions under a Simplified Employee Pension Plan, a Non-Qualified Supplemental Retirement Benefit Plan and a Non-Qualified Deferred Compensation Plan. In determining the amount of each such element of the compensation package for these executive officers, the Compensation Committee takes into consideration the value of each executive’s total compensation. Each element of the Chief Executive

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Officer’s compensation is set forth below under “Compensation for the Chairman and Chief Executive Officer”.

Salaries and Bonuses

            The annual salary is paid in recognition of ongoing performance throughout the year. Additionally, the executive officers named in the Summary Compensation Table and other senior executives of the Company may receive stock and/or cash bonuses based upon their job performance throughout the year. Each March, the approved bonus is paid to reward performance in the prior year. The salary, bonus and other compensation of our Named Executive Officers are shown in the Summary Compensation Table.

Stock Options

            The Compensation Committee periodically considers issuing stock options to its employees in order to link the interests and concerns of the Company’s executives with those of its shareholders. Stock option grants provide an incentive for executives to focus on managing the Company from the perspective of an owner with an equity stake in the Company. In the Committee’s opinion, past stock option grants were successful in focusing senior management on building profitability and shareholder value. The Chief Executive Officer is eligible to participate in the same executive compensation plans, including stock option plans, which are available to the other senior executives.

                All stock option grants are made under the Investors Title Company 1997 and 2001 Stock Option and Restricted Stock Plans, which shareholders approved on May 13, 1997 and May 16, 2001, respectively. Stock option grants generally become exercisable in ten equal annual installments beginning on grant date, and no more than 50,000 options may be granted to one individual under each Plan. No new stock option grants were made to the Named Executive Officers in 2004.

Non-Qualified Supplemental Retirement Benefit Plan

             The Committee approved a Non-Qualified Supplemental Retirement Benefit Plan effective November 1, 2003. The purpose of this Plan is to provide additional retirement benefits to eligible employees on a non-qualified, tax-deferred basis, for the purpose of providing deferred compensation for a select group of management or highly compensation employees. Benefits under this Plan are paid upon termination of employment. Currently, only executive officers participate in this plan. For a more detailed description of the plan and the benefits to the participants there under, see “Executive Compensation – Non-Qualified Supplemental Retirement Benefit Plan” above.

Non-Qualified Deferred Compensation Plan

             The Committee approved a Non-Qualified Deferred Compensation Plan effective June 1, 2004. The purpose of this Plan is to permit selected members of management and/or highly compensated employees to set aside additional retirement benefits on a pre-tax basis. All benefits under this Plan are paid to the participant upon termination of employment. Currently, only executive officers participate in this plan. For a more detailed description of the plan and the benefits to the participants there under, see “Executive Compensation – Non-Qualified Deferred Compensation Plan” above.

Compensation for the Chairman and Chief Executive Officer

            The Committee increased J. Allen Fine’s annual salary from $259,500 to $267,200 effective March 1, 2005, and approved a discretionary cash bonus payable on March 15, 2005 of $250,000. This annual salary increase of 3% remains consistent with the majority of management salary adjustments for this time

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period, and the cash bonus remains the same amount as granted in 2004. The cash bonus awarded for 2004 was given in recognition of his leadership efforts in the Company improving its profitability, the formation of Investors Trust Company, and the overall performance of the Company. The Company also credited amounts to Mr. Fine’s accounts under the Non-Qualified Supplemental Retirement Benefit Plan and the Non-Qualified Deferred Compensation Plan, in accordance with the terms of each plan.

Submitted by the Compensation Committee of the Board of Directors:

Loren B. Harrell, Jr.
James R. Morton
A. Scott Parker III

PERFORMANCE GRAPH

INVESTORS TITLE COMPANY

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Investors Title Company	100.00	92.23	91.15	135.68	185.00	221.75
Custom Peer Group*	100.00	255.74	177.44	236.83	355.03	442.35
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49

*The Custom Peer Group consists of Fidelity National Financial, Inc., First American Corporation, LandAmerica Financial Group, Inc., and Stewart Information Services Corporation.
SNL Financial LC	(434) 977-1600
© 2005
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SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

            Shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company on or before December 19, 2005 to be considered for inclusion in the Company’s proxy materials relating to that meeting. If a shareholder notifies the Company after March 4, 2006 of an intent to present a proposal at the Company’s 2006 Annual Meeting of Shareholders, the request will be considered untimely and the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding the proposal in its proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS:

W. Morris Fine
Secretary

April 20, 2005
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Investors Title Company
121 North Columbia Street, Chapel Hill, North Carolina 27514

PROXY

PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 18, 2005

The undersigned hereby appoints J. Allen Fine and W. Morris Fine, and each of them, each with power of substitution, as lawful proxies, to vote all shares of common stock of Investors Title Company that the undersigned would be entitled to vote if personally present at the Annual Shareholders’ Meeting of Investors Title Company to be held at The Siena Hotel located at 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 18, 2005 at 11:00 A.M. E.D.T., and at any adjournment thereof, upon such business as may properly come before the meeting. Please sign on reverse exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please sign and date on reverse side and return in the enclosed postage-paid envelope.

SHAREHOLDER __________________________ NUMBER OF SHARES __________________________

DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.

Mark “X” for only one box. If no direction is indicated, shares will be voted “FOR” the following director nominees:

1 – W. MORRIS FINE          2 – LOREN B. HARRELL, JR.       3 – R. HORACE JOHNSON
(  ) FOR all nominees             ( ) WITHHOLD all nominees
(  ) Withhold authority to vote for any individual nominee.
Write number(s) of nominee(s) below.

In their discretion, the proxies are authorized to vote in their best judgment with respect to any other business that may properly come before the meeting.

Dated ________________, 2005
(Signature)
(Signature if held jointly)